CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of JPMorgan Private Markets Fund of our report dated May 31, 2024, relating to the financial statements and financial highlights, which appears in JPMorgan Private Markets Fund’s Annual Report on Form N-CSR for the year ended March 31, 2024. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and under the heading “Financial Statements” in the Statement of Additional Information in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

October 31, 2024